Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Pacific Mercantile Bancorp and Subsidiaries (the Company) of our reports dated March 11, 2019, relating to the consolidated financial statements and internal control over financial reporting of the Company, which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

We also consent to the reference to our Firm under the caption Experts in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Irvine, CA
August 8, 2019